Exhibit 99.1

Investor and Media Relations:	Alexandra Lynn Selene Oh
+1 (617) 747-3300 ir@amg.com pr@amg.com

AMG Announces that Nathaniel Dalton Succeeds Sean M. Healey as CEO

Healey Becomes Executive Chairman

WEST PALM BEACH, FL, May 29, 2018 – Affiliated Managers Group, Inc. (NYSE: AMG), a global asset management company, today announced that Nathaniel Dalton is succeeding Sean M. Healey as Chief Executive Officer, effective immediately, and has been appointed to the Company’s Board of Directors. Mr. Healey becomes Executive Chairman, also effective immediately. Mr. Healey has been diagnosed with amyotrophic lateral sclerosis (a motor neuron disease otherwise known as ALS, or Lou Gehrig’s disease), and will pursue treatment while continuing to play an active role in the execution of AMG’s strategy.

Mr. Dalton, 51, has been Chief Operating Officer of AMG since 2006, and was named President in 2011. He is one of the Company’s founders, initially serving as an advisor, then joining in 1996 as AMG’s first General Counsel, and subsequently holding a series of increasingly broad leadership positions through which he has overseen many areas of the Company.

Mr. Healey said, “I have the utmost confidence in Nate’s ability to lead AMG to the next stages of its success. Nate has been by my side as my partner since AMG’s earliest days, and has been involved in every key strategic decision along the way. With his deep understanding of our Affiliate partnerships, proven experience in building our centralized global distribution platform from the ground up, and outstanding leadership across our business, he has made countless and tireless contributions to AMG’s success, and is the ideal executive to lead the company forward. While I undergo treatment, I look forward to actively supporting Nate and the rest of our executive team.”

Mr. Dalton said, “As CEO of AMG, and with Sean’s partnership, it is my honor to lead our outstanding team in continuing to execute on the tremendous opportunities that AMG has before us to drive growth and shareholder value, and build on our position as the partner of choice to the world’s leading independent investment firms. And, with a friendship spanning almost 25 years, I stand in resolute support of Sean as he pursues treatment in his fight against ALS.”

Patrick T. Ryan, Lead Independent Director, said, “AMG is fortunate to have a deep bench of talent and a proven leader in Nate, who has the confidence of the Board to lead the Company forward following Sean’s extraordinary leadership over the past two decades. Thoughtful, deliberate succession planning is at the very heart of AMG’s business strategy and core philosophy, and this transition reflects the Board’s long-standing framework – now we are executing on that plan. Alongside Sean, the other Directors and I are grateful for Nate’s contributions to date and all of those that are to come.”

About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. AMG’s strategy is to generate shareholder value through the growth of existing Affiliates, as well as through investments in new Affiliates and additional investments in existing Affiliates. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. As of March 31, 2018, AMG’s aggregate assets under management were approximately $831 billion in more than 550 investment products across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.